Exhibit 10.1

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 12, 2004 between NCI Building Systems, Inc., a Delaware corporation (the “Company”), and its wholly-owned subsidiary, NCI Group, L.P., a Texas limited partnership (“Employer”), and Norman C. Chambers, a resident of the State of Texas (“Employee”).

BACKGROUND

     Employer hires and retains in its employment such personnel as are required by the Company and its other Affiliates, and makes its employees so retained available to provide services to the Company and its Affiliates.

     The Company desires that Employer hire Employee and make him available to serve as the President and Chief Operating Officer of the Company, and Employee desires to be so employed by the Employer and to serve as the President and Chief Operating Officer of the Company.

     This Agreement sets forth the terms and conditions of the employment of Employee by Employer, and the duties and responsibilities of Employee, on the one hand, and of the Employer and the Company, on the other hand, to each other.

     Capitalized terms not defined in the body of this Agreement have the meanings set forth in Appendix A.

AGREEMENT AMONG PARTIES

     In consideration of the foregoing and of the mutual covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth herein, the parties agree as follows:

     1. Employment. Employer hereby employs Employee, and Employee hereby accepts employment with Employer and agrees to serve the Company in the capacities and with the authority and duties set forth herein.

     2. Services.

          (a) Capacities.

               (i) Employee shall serve in the capacity of President and Chief Operating Officer and continue to serve as a director of the Company. Employee also shall from time to time, as requested by the Company, serve as a director or executive officer of one or more of the Affiliates of the Company.

               (ii) It is intended that Employee serve as a director of the Company during the term of this Agreement. The Company shall use its commercially reasonable efforts to persuade the Nominating and Corporate Governance Committee of its Board of Directors to

continue to nominate Employee for re-election from time to time as a member of the Board of Directors of the Company and to recommend such nomination to the stockholders of the Company for their approval.

          (b) Authority. In his capacity as President and Chief Operating Officer of the Company, Employee shall have all of the explicit, implicit and apparent powers and authority granted by the By-Laws of the Company to the President and Chief Operating Officer, subject to any limitations thereon from time to time imposed by the Board of Directors of the Company. Unless expressly prohibited by its By-Laws or by orders or resolutions of its Board of Directors, shall have all other powers and authority that generally appertain under state law to the offices of president and chief operating officer of a company. Employee shall report directly to the Chairman of the Board and Chief Executive Officer of the Company.

          (c) Duties. Employee agrees during the term of this Agreement to devote substantially all of his business time and effort to the performance of his duties and responsibilities as President and Chief Operating Officer of the Company and as an executive officer or director of Affiliates of the Company. Employee shall use his commercially reasonable efforts to preserve the business of the Company and its Affiliates, as well as the goodwill of employees, customers, suppliers and other persons having business relations with the Company and its Affiliates. Notwithstanding the foregoing, Employee may spend reasonable amounts of time on charitable, civic, personal and investment activities, provided the same do not interfere with the performance of his duties and responsibilities to the Company and its Affiliates.

     3. Compensation.

          (a) Salary. Employer shall pay Employee a base salary of not less than $400,000 a year, payable in accordance with Employer’s normal payroll procedures and subject to all appropriate withholdings. The salary of Employee will be reviewed at least once annually by the Compensation Committee of the Board of Directors of the Company, such review to be conducted by the Compensation Committee at the same time as it reviews the salaries of other senior executives of the Company, and any adjustment shall be solely within the discretion of the Compensation Committee of the Board of Directors of the Company; provided, however, that no adjustment shall reduce the then current base salary of Employee by more than ten percent (10%) in any twelve-month period, or below $400,000 a year.

          (b) Annual Bonus. Employee shall be a Level I participant under the currently existing Bonus Program of the Company or, if it be amended, replaced or superceded, at the most senior level under any amended, replacement or successor bonus program adopted for executive officers of the Company and its Affiliates. Employee’s annual bonus, if any, under the Bonus Program for fiscal 2004 will be prorated for the number of days of Employee’s employment during fiscal 2004. Bonuses, if any, paid to Employee pursuant to the Bonus Program shall be paid after the end of each fiscal year of the Company at the same time as the same are paid to other participants, and shall be subject to required withholding under applicable tax laws. Employee understands that bonuses cannot be earned under the Bonus Program unless a participant meets the requirements set forth in the Bonus Program and, if the employment of a participant terminates for any reason prior to certain dates specified in the Bonus Program, no bonus shall be payable thereunder. Employee also understands that the Bonus Program may be amended, replaced, superceded or terminated at any time and from time to time by the Board of Directors in its sole discretion.

          (c) Lump Sum Payment. In consideration of certain benefits that Employee will forego under the terms of his employment with his immediate past employer, on the Employment Date, Employer shall pay to employee a one-time lump sum payment of $250,000 in cash, by wire transfer or other immediately available funds, subject to any required withholding under applicable tax laws.

          (d) Stock Option Awards.

               (i) On the Employment Date, the Company shall issue to Employee under the 2003 Plan nonqualified stock options to purchase an aggregate of 200,000 shares of Common Stock of the Company, which options shall have an expiration date ten years from the date of grant of the options and be evidenced by a Nonqualified Stock Option Agreement in the form attached hereto as Attachment A. The date of grant of the options shall be the Employment Date, and the option purchase price per share shall be equal to the closing price of the Common Stock as reported by the New York Stock Exchange on the date prior to the Employment Date.

               (ii) Employee shall be a Level SE1 participant under the Company’s currently existing semi-annual policy for the grant of options and/or restricted stock under the 2003 Plan, commencing with the grant of options and/or restricted stock on June 15, 2004. Employee understands that the option and/or restricted stock awards under the 2003 Plan are made in the sole discretion of the Compensation Committee of the Board of Directors, and that the policy of making semi-annual grants thereunder may be amended, replaced, superceded or terminated at any time by the Board of Directors or Compensation Committee, in its sole discretion.

          (e) Restricted Stock Awards.

               (i) On the Employment Date, the Company shall issue to Employee under the 2003 Plan a Restricted Stock Award (as defined in the 2003 Plan) of 50,000 shares of Common Stock of the Company, which Restricted Stock Award shall be evidenced by the a Restricted Stock Agreement in the form heretofore approved for senior executives of the Company by the Compensation Committee of the Board of Directors, a copy of which is attached hereto as Attachment B.

               (ii) On the Employment Date, the Company shall issue to Employee under the 2003 Plan a special long-term Restricted Stock Award (as defined in the 2003 Plan) in an amount equal to that number of whole shares of Common Stock of the Company having a fair market value nearest to $2.0 million, such fair market value to be based on the closing price of the Common Stock as reported by the New York Stock Exchange on the date prior to the Employment Date. Such Restricted Stock Award shall be evidenced by a Restricted Stock Agreement in the form attached hereto as Attachment C.

          (f) Health and Welfare Benefits. Employee shall be entitled to participate in and receive the health, hospitalization, medical, dental, life insurance, accidental death, disability and other insurance, plans and benefits provided by Employer and the Company, and to participate in the 401(k) and other qualified profit-sharing, pension, savings and other similar plans of Employer and the Company, as and to the extent Employer and the Company provides such benefits to other employees of Employer and the Company generally or to executive employees of the Company. It is understood and agreed that such benefits may be changed or discontinued from time to time in the sole discretion of Employer and the Company.

          (g) Automobile Allowance. Employer shall (i) pay to Employee an automobile allowance in the amount of $750 per month, (ii) reimburse Employee the standard rate for the highest liability insurance covering his automobile and (iii) reimburse Employee for miles related to the business use of his automobile all in accordance with the policies and procedures of Employer as the same may be changed from time to time hereafter in the sole discretion of Employer. Employer also shall reimburse Employee for all out-of-pocket operating expenses related to business use of his automobile, in accordance with normal reimbursement policies of Employer.

          (h) Vacation. Employee shall be entitled to four weeks paid vacation during each twelve-month period, commencing with the effective date of this Agreement with such vacation to be subject to the policies and procedures of Employer as the same may be changed from time to time hereafter in the sole discretion of Employer.

          (i) Expense Reimbursement. Employer and the Company shall reimburse Employee for all reasonable and proper business expenses incurred and paid by Employee in the course of the performance of Employee’s duties pursuant to this Agreement and consistent with the policies and procedures of Employer and the Company as the same may be changed from time to time hereafter in the sole discretion of Employer and the Company.

     4. Term.

          (a) Employment Term; Commencement of Employment. Employee shall commence his employment with Employer and the Company on such date as the parties hereto mutually agree, but not later than May 15, 2004. The date on which Employee’s employment with Employer and the Company actually commences is referred to herein as the “Employment Date”. Employee’s employment shall commence on the Employment Date and continue until April 30, 2014, the last day of the month in which Employee attains the age of 65 (the “Employment Term”), unless earlier terminated in accordance with this Agreement.

          (b) Early Termination Notwithstanding the provisions of subsection (a) above, either the Company or Employee may terminate his employment with the Company, Employer and their Affiliates at any time, with or without Cause or Good Reason, upon written notice by the terminating party to the other party. Such termination of employment shall be effective on the date specified in such notice, but shall be not earlier than thirty (30) days after the date of the notice if the termination is by the Company or Employer without Cause or by Employee without Good Reason. Nothing contained herein shall be deemed to abrogate the obligation of the Company or Employee to give any required notice and opportunity to cure an act or omission it or he believes constitute Cause or Good Reason to terminate employment, if otherwise required to be given as set forth in the definitions of those terms set forth elsewhere herein.

          (c) Continuation Beyond Employment Term. If the employment of Employee is continued after the expiration of this Agreement, his employment shall be on such terms and conditions as may be expressly agreed to from time to time by Employer, the Company and Employee. If Employer continues to employ Employee after the expiration of this Agreement and if Employer, the Company and Employee do not expressly agree to terms and conditions of Employee’s employment following expiration of this Agreement, Employee’s employment with Employer shall continue under the terms and conditions of this Agreement on a month-to-month basis and either Employer, the Company or Employee may terminate such month-to-month employment and any obligations hereunder at any time upon thirty (30) days’ prior notice to other party.

     5. Termination Payments.

          (a) Minimum Termination Compensation. Upon any termination of employment of Employee, whether on, before or after the expiration of the term of this Agreement (including any continuation of employment on a month-to-month basis subject to the terms of this Agreement), Employee shall be entitled to receive that portion of his annual base salary, at the rate then in effect, earned by him or accrued for his account through the date of the termination of his employment hereunder, and all fringe benefits that were earned by him or accrued for his benefit, or for which he is entitled to payment for events or circumstances occurring on or through the date of termination of his employment.

          (b) Additional Payments for Certain Terminations. If Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason, Employee shall be entitled to receive, in addition to those amounts and other benefits set forth in subsection (a) above, severance payments equal in the aggregate to the amount of his annual base salary, at the rate then in effect, that would have been paid to him from the date of termination of his employment through the end of the Employment Term, if his employment had continued through that date. The severance payments shall be paid to Employee in equal installments on the normal employee pay days of Employer until the end of the Employment Term, as if his employment had continued through that date. Each installment shall be in the same amount as the gross pay that would have been payable to Employee on that pay day had his employment not been terminated, less any required withholding under applicable tax laws.

          (c) Payment Following a Change in Control.

               (i) Notwithstanding the provisions of Section 5(b), if Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason within two years after a Change in Control, then the Employee shall be entitled to receive, within seven (7) days after termination, the present value of the payments otherwise due under Section 5(b) in the form of a lump sum payment of cash. For purposes of this Agreement, the Company shall calculate the present value of such amount using a discount rate equal to the longest-term LIBOR rate reported by The Wall Street Journal on the date on which such payment became payable (i.e., the date of termination of Employee’s employment with the Company) plus two percent (2%).

               (ii) Notwithstanding anything in this Agreement to the contrary, if any amounts due to Employee under this Agreement and any other plan or program or award of Employer, the Company or any Affiliate constitute a “parachute payment,” as such term is defined in § 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and the amount of the parachute payment, reduced by the excise tax imposed pursuant to § 4999 of the Code, is less than the amount Employee would receive if he were paid three times his “base amount,” as defined in § 280G(b)(3) of the Code, less one dollar, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times his base amount less one dollar. Employee, in his sole discretion, shall determine the manner in which any reduction pursuant to this subsection shall be applied to the amounts constituting a part of the parachute payment. The calculations to be made with respect to this subsection shall be made by an accounting firm jointly selected by the Company and Employee and paid by the Company.

          (d) Termination by Death. In the event of Employee’s death, Employee’s employment will terminate as of the date of Employee’s death and the estate of Employee will be entitled to receive only the amounts specified in Section 5(a) hereof.

          (e) Duty to Mitigate. If Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason before Employee attains the age of 60, Employee shall, until he reaches the age of 60, use commercially reasonable efforts to mitigate damages by seeking other employment (whether as an employee, independent contractor, agent or otherwise). In seeking such other employment, Employee shall only be required to seek employment of a type appropriate for Employee’s background and abilities, and Employee shall not be required to accept a position of substantially less dignity and importance or of substantially different character than he held with the Company and Employer at the time of termination and, without the prior written approval of the Company, he shall not accept a position that would or might require him to engage in competition with the Company and its Affiliates in violation of Section 7 of this Agreement. Promptly upon acceptance of employment with another party, Employee shall furnish the Company and Employer with evidence of salary and benefits earned or to be by him and, from time to time thereafter if and as his salary, benefits or employment relationships change, Employee shall promptly provide evidence of such changed salary and benefits earned or to be earned by him. To the extent that Employee receives compensation from other employment during the term of this Agreement, the payments by the Company or Employer under Section 5(b) hereof shall be correspondingly reduced. Notwithstanding anything in this Agreement to the contrary, if Employee’s employment is terminated following a Change in Control of the Company, Employee shall have no duty to seek other employment nor shall any payments made or to be made to Employee pursuant to this Agreement following such Change in Control be offset by any amount earned from other employment.

          (f) Full Satisfaction of Obligations. Payment by Employer or the Company of the amounts owed to Employee pursuant to this Section 5 shall fully satisfy all obligations of Employer and the Company to Employee under this Agreement if the employment of Employee is terminated hereunder prior to the expiration of the Employment Term, and all obligations of

Employer and Employer to each other set forth in Sections 1 through 4 of this Agreement shall terminate and be of no further force or effect. No termination of employment hereunder, whether by Employer or Employee and whether with or without Cause or Good Reason, shall terminate the provisions of Sections 6 or 7 or any subsequent sections of this Agreement and each of such sections shall remain in full force and effect as binding obligations of the parties in accordance with their express terms or, if no express term is stated, until the latest to expire of those sections having express terms.

     6. Business Disclosures. Employee acknowledges that in connection with his prior service as a director of the Company and his prospective employment with the Company, Employee has had and will have access to and has or will become familiar with all or substantially all of the Confidential Information of the Company and its Affiliates. As a material inducement to the Company and Employer to enter into this Agreement and to pay to Employee the compensation stated herein, Employee covenants and agrees that Employee will not, at any time during or following the termination of his employment with the Company, directly or indirectly divulge or disclose for any purpose whatsoever any Confidential Information that has been obtained by or disclosed to Employee in connection with Employee’s prior service as a director of the Company or his employment with the Company or any of its Affiliates. If Employee is required in or pursuant to any legal, judicial or administrative proceeding (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Employee shall notify, as promptly as practicable, the Company of such request or requirement so that the Company, at its expense, may seek an appropriate protective order or waive compliance with the provisions of this Agreement, and/or take any other action deemed appropriate by the Company. If, in the absence of a protective order or the receipt of a waiver hereunder, Employee is compelled or required by law or the order of any governmental, regulatory or self-regulatory body to disclose the Confidential Information, Employee may disclose only that portion of the requested Confidential Information which he is compelled or required to disclose, and Employee will exercise his reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

     7. Non-Competition.

          (a) Employee shall not, directly or indirectly and whether on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, engage in or be an owner, director, officer, employee, agent, consultant or other representative of or for any business that manufactures, engineers, markets, sells or provides, within a 250-mile radius of any then existing manufacturing facility of the Company and its subsidiaries and affiliates, metal building systems or components (including, without limitation, primary and secondary framing systems, roofing systems, end or side wall panels, doors, windows or other metal components of a building structure), coated or painted steel or metal coils, coil coating or painting services, or any other products or services that are the same as or similar to those manufactured, engineered, marketed, sold or provided by the Company or its subsidiaries and affiliates during the period of employment of Employee (the “Business”). Ownership by Employee of equity securities of the Company, or of equity securities in other publicly owned companies constituting less than 1% of the voting securities in such companies, shall be deemed not to be a breach of this covenant.

          (b) Employee shall not, directly or indirectly and whether on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, either hire, seek to hire or solicit the employment of any employee of the Company or its subsidiaries and Affiliates or in any manner attempt to influence or induce any employee of the Company or its subsidiaries and Affiliates to leave the employment of the Company or its subsidiaries and Affiliates, or use or disclose to any person, partnership, association, corporation or other entity any information concerning the names and addresses of any employees of the Company or its subsidiaries and Affiliates unless required by due process of law.

The foregoing covenants shall remain in effect during the period of employment of Employee by the Company and Employer and, after such employment terminates for any reason whatsoever, for a period of three (3) years immediately following the longer of (i) the termination of such employment or (ii) the period during which Employee is entitled to receive payments under Section 5 of this Agreement.

     8. Consideration for Covenants; Reasonableness. Employee acknowledges and agrees as follows:

          (a) The Confidential Information of the Company and its Affiliates are unique and were developed or acquired by them through the expenditure of valuable time and resources; that Employer, the Company and their Affiliates derive independent economic value from this Confidential Information not being generally known to the public or to other persons who can obtain economic value from their disclosure or use; that Employer, the Company and their Affiliates have taken all prudent and necessary measures to preserve the proprietary and confidential nature of their Customer Information, and that the covenants set forth in Sections 6 and 7 are the most reasonable, efficient and practical means to protect these Trade Secrets.

          (b) The covenants set forth in Sections 6 and 7 are necessary to protect the goodwill of the Company and its Affiliates during the employment of Employee hereunder, and to ensure that such goodwill will be preserved and continued for the benefit of the Company and its Affiliates after his employment terminates.

          (c) Due to the nature of the Business as heretofore conducted by the Company and its Affiliates and as contemplated to be continued and conducted by the Company and its Affiliates, the scope and the duration of the covenants set forth in Sections 6 and 7 of this Agreement are in all respects reasonable.

          (d) The covenants set forth in Sections 6 and 7 each constitute a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Agreement and shall survive this Agreement. The existence of any claim or cause of action of Employee against Employer or the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer and the Company of the covenants and agreements of Employee set forth in Sections 6 and 7.

     9. Surrender of Books and Records. Employee shall on the termination of his employment in any manner immediately surrender to the Company all lists, books, and records and other documents incident to the business of the Company and its Affiliates, and all other property belonging to any of them, it being understood that all such lists, books, records and other documents are the property of the Company and its Affiliates.

     10. Waiver of Breach. The failure of the Company, Employer or Employee at any time to require performance by the other of any provision hereof shall in no way affect any of their rights thereafter to enforce the same, nor shall the waiver by the Company, Employer or Employee of any breach of any provision hereof be taken or held to be a waiver of any succeeding breach of any provision or as a waiver of the provision itself.

     11. Remedies. In the event of Employee’s breach, or threatened breach, of any term or provision contained in Section 6 or 7 of this Agreement, Employee agrees that the Company and its Affiliates shall suffer irreparable harm not compensable by damages or other legal remedies, and that accordingly the Company and/or Employer shall be entitled to both temporary and permanent injunctive relief without the necessity of independent proof by it as to the inadequacy of legal remedies or the nature or extent of the irreparable harm suffered by it. The right of the Company and/or Employer to such relief shall not be construed to prevent it from pursuing, either consecutively or concurrently, any and all other legal or equitable remedies available to it for such breach or threatened breach, specifically including, without limitation, the recovery of monetary damages.

     12. Severability. It is the desire and intent of the parties that the provisions of Sections 6 and 7 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provision of Sections 6 or 7 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the same shall be reduced to the maximum which such court deems enforceable. If any provision of Sections 6 and 7 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the intentions and agreement of the parties. Furthermore, if any other provision contained in this Agreement should be held illegal, invalid or unenforceable in whole or in part by a court of competent jurisdiction, then it is the intent of the parties hereto that the balance of this Agreement be enforced to the fullest extent permitted by applicable law and, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such invalid provision as may be possible and be legal, valid, and enforceable.

     13. Attorneys’ Fees. In the event of any suit or judicial proceeding (other than an arbitration proceeding) between the parties hereto with respect to this Agreement, the prevailing party shall, in addition to such other relief as the court may award, be entitled to reasonable attorneys’ fees and costs, all as actually incurred and including, without limitation, attorneys’ fees and costs incurred in appellate proceedings; provided, however, that following a Change in Control of the Company, only Employee will be entitled to recover the attorneys’ fees and costs described in this Section.

     14. Survival. Notwithstanding anything to the contrary contained herein, the provisions of Sections 5 et. seq. hereof shall survive the termination of this Agreement.

     15. Notice. All notices hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or overnight mail, postage prepaid. Such notices shall be deemed to have been duly given upon receipt, if personally delivered, upon telephonic confirmation of receipt if sent by facsimile transmission, and if mailed, five days after the date of mailing (two days in the case of overnight mail), in each case addressed to the parties at the following addresses or at such other addresses as shall be specified in writing and in accordance with this Section:

(a)	If to Employee:	Address shown on the employment records of the Company

(b)	If to the Company or	NCI Building Systems, Inc.
	Employer	10943 North Sam Houston Parkway West
Houston, Texas 77064
Telecopier: (281) 477-9670
Attention: Chairman of the Board

     16. Entire Agreement. This Agreement, together with the execution copies of the agreements attached as exhibits hereto, supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof, and contains all of the covenants and agreements between the parties with respect thereto.

     17. Modification. No change or modification of this Agreement shall be valid or binding upon the parties hereto, nor shall any waiver of any term or condition in the future be so binding, unless such change or modification or waiver shall be in writing and signed by the parties hereto.

     18. Governing Law and Venue. This Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Texas and venue for any action pursuant hereto shall be in the appropriate state or federal court in Harris County, Texas.

     19. Acknowledgment Regarding Counsel. Each of the parties to this Agreement acknowledges that he or it has had the opportunity to seek and has sought counsel to review this Agreement and to obtain and has obtained the advice of such counsel relating thereto.

     20. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document.

     21. Assignment. Subject to compliance with the provisions of Section 2(a) hereof, each of Employer shall have the right to assign this Agreement and its obligations hereunder to any of its

Affiliates. No such assignment shall operate to relieve Employer, the Company or any successor assignor from liability hereunder, and this Agreement shall remain an enforceable obligation of Employer, the Company and each such successor assignor. The rights, duties and benefits to Employee hereunder are personal to him, and no such right or benefit may be assigned by him. For purposes of this Agreement, all references herein to Employer and the Company is deemed to be also a reference to any Affiliate of Employer or the Company that either has or is required to assume the obligations of the Company pursuant to this Section.

     22. Joint and Several Obligations. The duties and obligations of Employer and the Company set forth herein shall be the joint and several obligations of each of them.

     23. Estate. If Employee dies prior to the expiration of his term of employment, any monies that may be due him under this Agreement as of the date of his death will be paid to his estate.

     24. Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

     25. Binding Effect. This Agreement shall be binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and assigns.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date set forth herein.

/s/ Norman C. Chambers Norman C. Chambers

NCI BUILDING SYSTEMS, INC.

By:	/s/ A.R. Ginn A.R. Ginn, Chairman of the Board

NCI GROUP, L.P.

By:	NCI Operating Corp., general partner

By:	/s/ A.R. Ginn A.R. Ginn, Chairman of the Board

APPENDIX A

DEFINITIONS

     The following terms have the indicated meanings for purposes of this Agreement:

          (a) “Affiliate” means any entity controlled by, controlling or under common control with a person or entity.

          (b) “Bonus Program” means the Company’s Bonus Program, amended and restated as of December 11, 1998, September 9, 1999, November 8, 2000, December 7, 2000, May 24, 2001, December 6, 2001 and September 5, 2002, as the same may be amended, restated, extended, supplemented or otherwise modified in writing from time to time in the sole discretion of the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company.

          (c) “Cause” means:

               (i) Employee’s failure or inability for any reason to devote the amount of his business time to the business of Employer, the Company and their Affiliates contemplated under Section 2(c) of this Agreement (vacation time in accordance with Section 3(h) and absence due to sickness or Disability being excepted herefrom except as provided in clause (ii) hereof) and such failure or inability continues for a period of thirty (30) days after written notice by Employer or the Company of the existence of such failure or inability; provided, however, that only one such notice by Employer or the Company need be sent and, if such failure re-occurs thereafter, no further notice and opportunity to cure such failure shall be required;

               (ii) Disability of employee;

               (iii) indictment for, or conviction of, or plea of nolo contendere to, a felony, other than a felony involving the operation of a motor vehicle which does not result in serious bodily harm to any person;

               (iv) breach or failure by Employee to perform any of his material covenants contained in this Agreement that is not cured within thirty (30) days after written notice by Employer or the Company of the breach or failure to perform; provided, however, that only one such notice by Employer or the Company need be sent and, if such breach or failure re-occurs thereafter, no further notice and opportunity to cure such breach or failure shall be required;

               (v) disregard or failure to use commercially reasonable efforts to carry out the reasonable and lawful instructions of the Board of Directors of the Company, or a material violation of policies established by Employer or the Company, with respect to the operation of its business and affairs that continues for a period of thirty (30) days after written notice by Employer or the Company of the existence of such violation, disregard or failure; provided, however, that only one such notice by Employer or the Company need be sent and, if

APPENDIX A

such violation, disregard or failure re-occurs thereafter, no further notice and opportunity to cure such violation, disregard or failure shall be required;

               (vi) an act committed by Employee which (A) brings Employer or the Company into public disgrace, or (B) harms the business operations of Employer or the Company; provided, however, that the Board of Directors of the Company or the Chairman of the Board must first provide to Employee written notice clearly and fully describing the particular acts or omissions which the Board or the Chairman of the Board reasonably believes in good faith constitutes Cause under this subsection and an opportunity, within thirty (30) days following his receipt of such notice, to meet in person with the Board of Directors or the Chairman of the Board to explain or defend the alleged acts or omissions relied upon by the Board of Directors and, to the extent practicable, to cure such acts or omissions;

               (vii) habitual insobriety or illegal use of controlled substances by Employee; or

               (viii) breach or failure by Employee to comply in any material respect with the Company’s Corporate Governance Guidelines or Code of Business Conduct and Ethics (as the same may be amended, restated, extended, supplemented or otherwise modified in writing from time to time in the sole discretion of the Board of Directors of the Company) that is not cured within thirty (30) days after written notice by Employer or the Company of the breach or failure to perform; provided, however, that only one such notice by Employer or the Company need be sent and, if such breach or failure re-occurs thereafter, no further notice and opportunity to cure such breach or failure shall be required.

For purposes of this Agreement, any termination of Employee’s employment for Cause shall be effective only upon delivery to Employee of a certified copy of a resolution of the Board of Directors of the Company, adopted by the affirmative vote of a majority of the entire membership of the Board of Directors (excluding Employee) following a meeting at which Employee was given an opportunity to be heard on at least five business days’ advance notice, finding that Employee was guilty of the conduct constituting Cause, and specifying the particulars thereof.

          (d) “Change in Control” of the Company means the occurrence of any of the following events:

               (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities;

               (ii) as a result of, or in connection with, any tender offer or exchange offer, merger, or other business combination (a “Transaction”), the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company;

APPENDIX A

               (iii) the Company is merged or consolidated with another corporation or transfers substantially all of its assets to another corporation and as a result of the merger, consolidation or transfer less than 50 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Company; or

               (iv) a tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding voting securities.

          (e) “Common Stock” means the common stock, $.01 par value, of the Company.

          (f) “Confidential Information” means all information, whether oral or written, previously or hereafter developed, that relates to the Business as heretofore conducted by the Company, or which is hereafter otherwise acquired or used by the Company or its subsidiaries and Affiliates that is not generally known to others in the Company’s area of business or, if known, was obtained wrongfully by such other person or entity or with knowledge that it was proprietary or confidential information of or relating to the Business as heretofore conducted by the Company or of or relating to the business of the Company or its subsidiaries and Affiliates. Confidential Information shall include, without limitation, trade secrets, methods or practices, financial results or plans, customer or client lists, personnel information, information relating to negotiations with clients or prospective clients, proprietary software, databases, programming or data transmission methods, or copyrighted materials (including without limitation, brochures, layouts, letters, art work, copy, photographs or illustrations). It is expressly understood that the foregoing list shall be illustrative only and is not intended to be an exclusive or exhaustive list of Confidential Information.

          (g) “Disability” means inability of Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months;

          (h) “Good Reason” means any of the following events that occurs without the Employee’s prior written consent:

               (i) (A) Any reduction in the amount of the Employee’s base salary in excess of the percentage set forth in Section 3(a) or below the annual base salary rate set forth in Section 3(a), (B) any material reduction in the aggregate amount of cash bonuses and other cash incentive compensation that Employee has an opportunity to earn under the various bonus and inventive programs of the Company and Employer, or (C) any material reduction in the aggregate employee benefits as in effect for the benefit of Employee from time to time (unless such reduction is pursuant to a general change in compensation or benefits applicable to all similarly situated employees of the Company and its Affiliates);

               (ii) (A) the removal of or failure to elect or appoint Employee to the position set forth in Section 2(a), or (B) any material reduction in the nature or status of the

APPENDIX A

Employee’s authority as set forth in Section 2(b) or in his duties or responsibilities as set forth in Section 2(b) and 2(c);

               (iii) the failure to elect or appoint Employee to the position of Chief Executive Officer of the Company after A.R. Ginn ceases to serve in that position with the Company; or

               (iv) breach or failure by the Company or Employer to perform any of its material covenants contained in this Agreement;

provided, however, that no act or omission shall constitute “Good Reason” for purposes of this Agreement unless Employee provides to the Board of Directors of the Company or the Chairman of the Board a written notice clearly and fully describing the particular acts or omissions which Employee reasonably believes in good faith constitutes “Good Reason”, and an opportunity, within thirty (30) days following its receipt of such notice, to cure such acts or omissions.

          (i) “LIBOR” means the London interbank offered rate.

          (j) “2003 Plan” means the Company’s 2003 Long-Term Stock Incentive Plan, as amended through March 14, 2003, as the same may be amended, restated, extended, supplemented or otherwise modified in writing from time to time in the sole discretion of the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company.